Jacques Whitford
Environmental Engineering Scientific Management Consultants
607 Torbay Road
St. John's NL
Canada  A1A 4Y6

Bus 709 576 1458
Fax 709 576 2126

www.jacqueswhitford.com



                        CONSENT OF GEOLOGICAL CONSULTANT


We consent to the use in the registration statement of Pickford Minerals, Inc. on Form S-1 of our geological report dated January 30, 2006, and concur with the summary of the information in the report disclosed in the offering statement.
We also consent to the reference to our company under Item 8, "Relationship with Issuer of Experts Named in Offering Statement" in such offering statement.



Lorne Boone
"Jacques Whitford Limited"